Exhibit 10.52
FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     This First Amendment to Credit and Security Agreement (“First Amendment”) is entered into as of September 26, 2006 by among by Synergetics, Inc., a Missouri corporation (“Synergetics”), and Synergetics USA, Inc., a Delaware corporation (“Synergetics USA”) (individually, a “Borrower” and together, the “Borrowers”), Regions Bank (“Regions) in its capacities as Agent and a Lender, and Wachovia Bank, National Association (“Wachovia”), in its capacity as a Lender.
RECITALS
     A. Borrowers and Regions entered into a certain Credit and Security Agreement dated as of March 13, 2006 (the “Existing Credit Agreement”).
     B. Borrowers and Lenders desire that Wachovia become a co-Lender under the Revolving Credit Facility and that Regions become the Agent for itself as a Lender and for Wachovia as a Lender.
     C. The Existing Credit Agreement and this First Amendment constitute the “Credit Agreement” from and after the effectiveness of this First Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Lenders and Agent agree as follows:
     1. Defined Terms. Each term used herein without definition or a modification to definition shall have the same meaning as set forth in the Existing Credit Agreement.
     2. Credit Agreement Amendments. The Existing Credit Agreement is hereby amended as follows, effective upon fulfillment of conditions set forth in Section 3 of this First Amendment:
          (A) Section 1.2, entitled “Primary Definitions,” is hereby amended by adding or modifying the following definitions:
(1)	“Anti-Terrorism Laws” means any law, rule or regulation relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws, rules and regulations comprising or implementing the Bank Secrecy Act and of the laws, rules and regulations administered by the United States Treasury Department’s Office of Foreign Asset Control

(as any of the foregoing may from to time be amended, renewed, extended or replaced).
(2)	“Agent” has the meaning specified in Section 10.1 hereof.

(3)	“Agent Advances” has the meaning specified in Section 10.10(f)(i) hereof.

(4)	“Borrowing Base” means, at any time and subject to change from time to time in Lenders’ sole discretion, the lesser of
(a)	the Revolving Loan Commitment, or

(b)	the sum of
(i)	up to 85% of Eligible Accounts, plus

(ii)	up to 50% of Eligible Inventory.
(5)	“Lender” means Regions or Wachovia and “Lenders” means Regions and Wachovia.

(6)	“LIBOR Interest Payment Date” means (a) as to any LIBOR Portion having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any LIBOR Portion having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (c) for each of (a) and (b) above, the day on which any such LIBOR Portion becomes due and payable in full or is paid or prepaid in full.

(7)	“Notes” and “Revolving Notes” mean, individually and together, the Revolving Notes attached to this First Amendment as Exhibit A and Exhibit B, respectively, which replace (without novation) the Note referred to in the Existing Credit Agreement.

(8)	“Pro-rata Share” means the following percentages of the Revolving Loan Commitment (including the applicable Obligation of Reimbursement and Agent Advances):

Lender	Pro-rata Share
Regions	63.64%
Wachovia	36.36%
(9)	“Revolving Loan Commitment” means, collectively, $5,500,000, unless said amount is reduced pursuant to Section 2.11(b) hereof, in which event it means the aggregate amount to which said amount is reduced. The “Revolving Loan Commitment” of each Lender is as follows:

Lender’s Revolving Loan
Lender	Commitment
Regions	$3,500,000
Wachovia	$2,000,000
(10)	“Swing Line Availability” means the lesser of (a) the Swing Line Commitment Amount and (b) availability under the Revolving Loan Commitment of The Swing Line Lender.

(11)	“Swing Line Commitment Amount” means $3,500,000, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

(12)	“Swing Line Lender” means Regions Bank.

(13)	“Swing Line Loan” has the meaning specified in Section 2.1A(a) hereof.
          (B) ARTICLE II, entitled “Amount and Terms of the Revolving Credit Facility,” is hereby amended and restated to read as follows in its entirety:
ARTICLE II
Amount and Terms of the Revolving Credit Facility
     Section 2.1 Advances. Each Lender commits and agrees, on the terms and subject to the conditions herein set forth, to make Advances to the Borrowers from time to time during the period from the date hereof to and including the Termination Date, or the earlier date of termination in whole of the Revolving Credit Facility pursuant to Section 2.10 or Section 8.2 hereof, in an aggregate amount at any time outstanding not to exceed the lesser of such Lender’s Revolving Loan Commitment of such Lender’s pro-

rata share of Borrowing Base, less the L/C Amount, which Advances shall be secured by the Collateral as provided in Article III hereof. The Borrowers agree to comply with the following procedures in requesting Advances under this Section 2.1:
     (a) The Lenders shall not make any Advance under this Section 2.1 if, after giving effect to such requested Advance, the sum of the outstanding and unpaid Advances under this Section 2.1 or otherwise would exceed the Borrowing Base, less the L/C Amount. So long as any Default exists, the Lender shall have no obligation to make any Advance.
     (b) Each request for an Advance under the Prime Rate Revolving Portion shall be made to the Agent prior to 11:00 a.m. (St. Louis, Missouri time) of the day of the requested Advance by the requesting Borrower (or in accordance with an electronic mechanism established by Agent for such advances). Each request for an Advance under the LIBOR Revolving Portion shall be made by notice given as provided in Section 2.8(e) hereof. Each request for an Advance or request for an automated Advance mechanism may be made in writing or by telephone, specifying the date of the requested Advance and the amount thereof, and shall be made by (i) any officer of a Borrower; or (ii) any person designated as such Borrower’s agent by any officer of such Borrower in a writing delivered to the Lender; or (iii) any person reasonably believed by the Lender to be an officer of such Borrower or such a designated agent.
     (c) Upon fulfillment of the applicable conditions set forth in Article IV hereof, each Lender shall fund its Pro-Rata Share of the requested Advanced made by Agent crediting the same to the requesting Borrower’s demand deposit account maintained with Agent, unless the Lenders and the requesting Borrower shall agree in writing to another manner of disbursement. Upon request of the Agent, and in any event if any Advance is to be made to any account other than the above-referenced account, the requesting Borrower shall promptly provide such confirmation that the Agent may require. The Borrowers shall be obligated to repay all Advances under this Section 2.1 notwithstanding the failure of the Agent to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for an Advance under this Section 2.1, whether written or telephonic, shall be deemed to be a representation by the Borrowers that (i) the condition set forth in Section 2.1(a) hereof has been met, and (ii) the conditions set forth in Section 4.2 hereof have been satisfied as of the time of the request.
     (d) Upon effectiveness of the First Amendment, Wachovia shall pay Regions an amount equal to Wachovia’s Pro-Rata Share of aggregate Advances outstanding under the Revolving Credit Facility immediately prior to effectiveness of the First Amendment; provided that, if at the time of effectiveness of the First Amendment, the Interest Period for any then outstanding LIBOR Portion has not expired, Wachovia shall make such payment to Regions in the amount equal to Wachovia’s Pro-Rata Share of such LIBOR Portion upon expiration of such Interest Period and, prior to such payment, such LIBOR Portion shall be considered a loan solely by and for the account of Regions.
     (e) Upon any reduction in the Revolving Loan Commitment pursuant to Section 2.10, each Lender’s Revolving Loan Commitment will automatically reduce by such Lenders Pro-Rata Share of such reduction in the aggregate revolving Loan Commitment.
     (f) The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Revolving Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Advances as required. Unless Agent shall have been notified by a Lender prior to the time an Advance is to be made hereunder that such Lender does not intend to make its share of such Advance available to Agent, Agent may assume that such Lender will make its share of such Advances available to Agent, and Agent may in reliance upon such assumption make available to requesting Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender and Agent has made such amount available to a requesting Borrower, Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period from and including the date such amount was made available to Borrower through the date Agent recovers such amount from such Lender at a rate per annum equal to the rate applicable to the Prime Rate Revolving Portion.
     Section 2.1A Swing Line Loan
     (a) Each advance made by the Swingline Lender pursuant to its credit line sweep arrangement with Borrowers will automatically be a Swingline Loan unless Borrowers request that such advance be made not as a Swingline Loan but as a Prime Rate Revolving Portion or a LIBOR Revolving Portion. Subject to the foregoing, the Agent shall notify the Swing Line Lender upon the Agent’s receipt of any request for an Advance under the Swing Line Loan. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice. The provisions of this Section 2.1A shall not relieve Lenders of their obligations to make Advances under the Revolving Credit Facility under Section 2.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Advance under the Revolving Credit Facility that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Borrowers may from time to time borrow, repay and reborrow under this Section 2.1A. Each Swing Line Loan shall be made pursuant to a request delivered by the Borrowers to the Agent in accordance with Subsection 2.1(b). Any such notice must be given no later than 11:00 A.M., (St. Louis, Missouri time), on the Banking Date of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Banking Day’s prior written notice from the Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Article IV, be entitled to fund that Swing Line Loan, and to have such Lender make advances under the Revolving Credit Facility in accordance with Subsection 2.1A(c) or purchase participating interests in accordance with Subsection 2.1A(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Prime Rate Revolving Portion.
     (b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.
     (c) The Swing Line Lender, at any time and from time to time, but no less frequently than once weekly, shall on behalf of the Borrowers (and the Borrowers hereby irrevocably authorize the Swing Line Lender to so act on their behalf) request each Lender with a Revolving Loan Commitment (including the Swing Line Lender) to make an Advance under the Revolving Credit Facility to the Borrowers (which the Borrowers may designate as a LIBOR Revolving Portion or a Prime Rate Revolving Portion) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Subsection 8.1(f) has occurred (in which event the procedures of Subsection 2.1A(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance under the Revolving Credit Facility are then satisfied, each Lender shall disburse directly to the Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M. (St. Louis, Missouri time), in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 noon St. Louis, Missouri time, on such date. The proceeds of such Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
     (d) If, prior to refunding a Swing Line Loan with an Advance under the Revolving Loan Commitment pursuant to Subsection 2.1A(c), one of the events described in Subsection 8.1(f) has occurred, then, subject to the provisions of Subsection 2.1A(e) below, each Lender shall, on the date such Advance was to have been made for the benefit of the Borrowers, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
     (e) Each Lender’s obligation to make Advances under the Revolving Credit Facility in accordance with Subsection 2.1A(c) and to purchase participation interests in accordance with Subsection 2.1A(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Agent or the Swing Line Lender, as applicable, by 2:00 P.M., St. Louis, Missouri time, the amount required pursuant to Subsection 2.1A(c) or 2.1A(d), as the case may be, on the Banking Day on which such Lender receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, St. Louis, Missouri time, on any Banking Day shall be deemed to have been received on the next following Banking Day), such Lender agrees to pay interest on such amount to the Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the Date such amount is paid, at a rate per annum equal to the Prime Rate from time to time in effect.
     Section 2.2 Notes; Obligations Joint and Several. The Borrowers’ obligation to repay, with interest, the Advances in the amount of each Lender’s Pro-rata Share shall be evidenced by a Revolving Note. The principal of the Revolving Notes shall be payable as provided herein and on the earlier of the Termination Date or acceleration by the Agent for benefit of the Lenders pursuant to Section 8.2 hereof, and shall bear interest as provided in Section 2.8 hereof.
     Section 2.3 Issuance of Letters of Credit.
     (a) Lenders agree, on the terms and subject to the conditions herein set forth, to cause Agent to issue one or more letters of credit for the account of the Borrowers (each, a “Letter of Credit”) from time to time during the period from the date hereof until the earlier of the Termination Date or the date the Revolving Credit Facility has been terminated pursuant to Section 2.11 or Section 8.2 hereof, in an aggregate amount at any time outstanding not to exceed the Borrowing Base less the sum of (i) all outstanding and unpaid Advances hereunder, (ii) the unpaid amount of the Obligation of Reimbursement, if any, but in no event shall the unpaid amount of all Obligations of Reimbursement exceed $2,000,000. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrowers for the benefit of Agent, completed in a manner satisfactory to the Agent. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but in the event of inconsistency between the terms of any such L/C Application and the terms hereof, the terms hereof shall control.
     (b) No Letter of Credit shall be issued under this Section 2.3 if, after the issuance of such requested Letter of Credit, the sum of the face amounts of all issued and outstanding Letters of Credit would exceed the Borrowing Base less the sum of (i) all outstanding and unpaid Advances hereunder, and (ii) the unpaid amount of the Obligation of Reimbursement.
     (c) No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.

     (d) Any request for Agent, on behalf of Lenders, to issue a Letter of Credit under this Section 2.3 shall be deemed to be a representation by the Borrowers that (i) the condition set forth in Section 2.3(b) hereof has been met, and (ii) the conditions set forth in Section 4.1 or Section 4.2 hereof (as the case may be) have been satisfied as of the time of the request.
     (e) No Letter of Credit shall be issued so long as any Default or Event of Default exists.
     Section 2.4 Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement. The Borrowers acknowledge that the Lenders will be liable to Agent for reimbursement based on their respective Pro-Rata Shares of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrower agrees to pay the Agent for the ratable benefit of the Lenders any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:
     (a) The Borrowers hereby agree to pay Agent for the ratable benefit of the Lenders on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expense that the Agent or the Lenders may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses through an Advance as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).
     (b) Whenever a draft is submitted under a Letter of Credit, the Lenders shall make their Pro Rata Share of an Advance in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Advance thereto. Such Advance shall be repayable in accordance with and be treated in all other respects as an Advance hereunder.
     (c) If a draft is submitted under a Letter of Credit when the Borrowers are unable for any reason to obtain an Advance to pay the Obligation of Reimbursement, the Borrowers shall pay to Agent for the ratable benefit of the Lenders on demand in immediately available funds, the amount of the Obligation of Reimbursement together with interest accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrowers’ inability to obtain an Advance for any reason, the Agent for the ratable benefit of the Lenders is irrevocably authorized in its sole discretion to make an Advance in the amount sufficient to discharge the Obligation of Reimbursement, and all accrued but unpaid interest thereon.
     (d) The Borrower’s obligation to pay any Advance made under this Section 2.4 shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.8 as a Prime Rate Revolving Portion.

     (e) The customary fees charged by Regions in connection with issuance and administering each Letter of Credit shall be solely for the account of Regions.
     Section 2.5 Special Account. If the Revolving Credit Facility is terminated for any reason whatsoever while any Letter of Credit is outstanding, the Borrowers shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the maximum aggregate amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder. The Special Account shall be maintained by Agent for the ratable benefit of Lenders. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by Agent at any time or from time to time to the Borrowers’ Obligation of Reimbursement or any other Obligations, in the Agent’s sole discretion, and shall not be subject to withdrawal by the Borrowers so long as the Agent maintains a security interest therein. Agent agrees to transfer any balance in the Special Account to the Borrowers at such time as all obligations of the Issuer under all Letters of Credit are terminated.
     Section 2.6 Obligations Absolute. The obligations of the Borrowers arising under this Agreement with respect to the Obligation of Reimbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including (without limitation) the following circumstances:
     (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);
     (b) any amendment or waiver of or any consent to departure from the terms of all or any of the Related Documents;
     (c) the existence of any claim, setoff, defense or other right which a Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;
     (d) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
     (e) payment by or on behalf of the Issuer or the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided that none of such circumstances will affect any rights of Borrowers against the Issuer of any Letter of Credit.
     Section 2.7 Capital Adequacy.
     (a) If Agent shall have determined that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy, or any change therein after the date hereof or in the interpretation or application thereof, or compliance by Lenders with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date of this Agreement, does or shall have the effect of reducing the rate of return on any of the Lenders’ capital as a consequence of their obligations hereunder to a level below that which Lenders could have achieved but for such adoption, change or compliance (taking into consideration Lenders’ policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrowers of a written demand therefor together with the certificate described below, Borrowers shall pay to Agent, for the ratable benefit of the affected Lender(s), such additional amount or amounts as will compensate such Lender(s) for such reduction, such demand to be made with reasonable promptness following such determination. A certificate of such Lender(s) claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of such charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, such Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.
     (b) If a Lender invokes the provisions of subsection (a) hereof, it shall promptly notify Borrowers. Borrowers, by notice given to such Lender within 30 days of such action, may, within 60 days of the date of such notice to Agent and Lenders, prepay in full all Obligations without prepayment penalty, anything in Section 2.11 to the contrary notwithstanding.
     Section 2.8 Interest.
     (a) Subject to all of the terms and conditions of this Section 2.8, portions of the principal Indebtedness evidenced by the Note (all of the Indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) may, at the option of the Borrowers, bear interest with reference to the Prime Rate (“Prime Rate Portions”) or with reference to the LIBOR (“LIBOR Portions”), and Portions may be converted from time to time from one basis to the other. All of the Indebtedness evidenced by the Revolving Note which is not part of a LIBOR Portion shall constitute a single Prime Rate Portion (a “Prime Rate Revolving Portion”) and all of the Indebtedness evidenced by the Revolving Note which bears interest with reference to a particular LIBOR for a particular Interest Period shall constitute a single LIBOR Portion (a “LIBOR Revolving Portion”). There shall not be more than four (4) LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Lender to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrowers hereby promise to pay interest on the applicable Portions at the rates and times specified in this Section 2.8.
     (b) The Prime Rate Portions shall bear interest at the rate per annum determined by adding the Applicable Prime Rate Margin then in effect in accordance with the definition of Applicable Percentage to the Prime Rate as in effect from time to time. Interest on the Prime Rate Portions shall be compiled on the basis of actual days elapsed in a 360-day year. Interest on the Prime Rate Portions shall be payable monthly in arrears on the thirteenth day of each month in each year and at maturity or prepayment of the Note, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Prime Rate Portions resulting from a change in the Prime Rate shall be effective on the date of the relevant change in the Prime Rate.
     (c) Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable LIBOR Margin then in effect in accordance with the definition of Applicable Percentage to the LIBOR for such Interest Period. If an Event of Default occurs and is then continuing, effective at the end of each then existing Interest Period, each then existing LIBOR Portion shall automatically be converted into and added to an appropriate Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to such Prime Rate Portion unless and until converted in accordance with the terms hereof. Interest on the LIBOR Portions shall be computed on the basis of actual days elapsed in a 360-day year. Interest on each LIBOR Portion shall be due and payable in arrears on each LIBOR Interest Payment Date. The Borrowers shall notify the Agent on or before 11:00 a.m. (St. Louis, Missouri time) on the third Banking Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrowers shall notify the Agent of the new Interest Period selected therefor, and in the event the Borrowers shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the applicable Prime Rate Portion as of and on the last day of such Interest Period.
     (d) Each LIBOR Portion shall be in an amount equal to $250,000 or such greater amount which is an integral multiple of $50,000.
     (e) The Borrowers shall notify the Agent by 11:00 a.m. (St. Louis, Missouri time) at least three Banking Days prior to the date upon which the Borrowers request that any LIBOR Portion be created or that any part of a Prime Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be in writing or by telephone and shall be made by (i) any officer of the requesting Borrower; or (ii) any person designated as such

Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender; or (iii) any person reasonably believed by the Agent to be an officer of such Borrower or such a designated agent.
     (f) Notwithstanding anything to the contrary contained herein, (i) from and after the date of the occurrence of any Default or Event of Default, in the Agent’s discretion, the principal amount of the Advances, outstanding from time to time shall bear interest at the Default Rate; and (ii) during any period that the sum of the outstanding principal balance of all Advances exceeds the sum of the Borrowing Base, the L/C Amount and reserves imposed pursuant to Section 2.1 hereof, if any, the principal of the Advances shall automatically bear interest at the Default Rate; and provided, further, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.
     (g) Notwithstanding any other provision of this Agreement or the Notes, if at any time the Agent shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof by any court or governmental authority charged with the administration thereof makes it unlawful, as a result of compliance by the Lender in good faith with such laws, treaties, regulations or interpretations thereof, for the Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrowers and the obligation of the Lender to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Lenders to create, continue or maintain such LIBOR Portion. The Borrowers, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to Agent, for the ratable benefit of the Lenders, with respect thereto under this Agreement; provided, however, that the Borrowers may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.
     (h) Notwithstanding any other provision of this Agreement or the Notes, if prior to the commencement of any Interest Period, the Agent shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not generally available in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, then the Agent shall promptly give notice thereof to the Borrowers and the obligations of the Agent or Lenders to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Borrowers shall again be generally available in the relevant market and adequate and reasonable means exist for ascertaining LIBOR.
     (i) With respect to any LIBOR Portion, if the Agent shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lenders or a lending branch of a Lender or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:
(i)	impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, a Lender which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

(ii)	subject a Lender, any LIBOR Portion or any of the Note to the extent it evidences such a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or any of the Note to the extent it evidences such a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of such Lender or its lending branches and imposed by the jurisdiction, or any political subdivision, or taxing authority thereof, in which such Lender’s principal executive office or its lending branch is located;

(iii)	change the basis of taxation of payments of principal and interest due from the Borrowers to a Lender hereunder or under any of the Notes to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of a Lender); or

(iv)	impose on a Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or any of the Notes to the extent it evidences any LIBOR Portion;

and such Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by such Lender, such Lender shall promptly advise the Agent and Borrowers of the foregoing and then the Borrowers shall pay to the Agent, for the benefit of such Lender, within fifteen (15) days after demand therefor by the Agent, such additional amounts as such Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount.
     (j) In the event a Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Lender to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Lender) as a result of:
(i)	any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after an Event of Default or Default, and whether or not such payment is required by any provisions of this Agreement; or

(ii)	any failure by the Borrowers to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then within fifteen (15) days after demand therefor by the Agent, the Borrowers shall pay to the Agent, for the benefit of the affected Lender, such amount as will reimburse such Lender, for such loss, cost or expense.
     (k) The Lenders may, at their option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Lenders may from time to time elect.
     (l) Notwithstanding any provision of this Agreement to the contrary, the Lenders shall be entitled to fund and maintain their funding of all or any part of the Notes in any manner they see fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.8(h), (i) and (j) hereof) shall be made as if the Lenders had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion, bearing an interest rate equal to the LIBOR, as the case may be, for such Interest Period.
     (m) If a Lender sells a participation (as opposed to a sale of a direct interest) in the Loans, no such sale will result in a change in the rate of interest being assessed against the Obligations.
     Section 2.9 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate, if any, permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum

Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.9, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Agent, for the ratable benefit of the Lenders, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Lenders have received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrowers such excess.
     Section 2.10 Voluntary Prepayment; Termination of Agreement by Borrowers; Permanent Reduction of Commitment.
     (a) Except as otherwise provided herein, the Borrowers may, in their discretion, prepay the Obligations in whole at any time or from time to time in part.
     (b) The Borrowers may at any time and from time to time, upon at least 30 days’ prior written notice to the Agent, permanently reduce in part or terminate the Revolving Loan Commitment; provided, however, that no reduction shall reduce the Revolving Loan Commitment to an amount less than the then-aggregate amount of the Advances; plus the L/C Amount.
     Section 2.11 Mandatory Prepayment. Without notice or demand and without limiting Borrowers’ obligation to pay interest at the Default Rate as required under Section 2.8(f)(i) or (ii), if the sum of the outstanding principal balance of the Advances plus the L/C Amount plus reserves imposed pursuant to Section 2.1 hereof, if any, shall at any time exceed the Borrowing Base (an “Overadvance”), the Borrowers shall (i) first, immediately prepay the Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Advances is insufficient to eliminate such excess, pay to the Agent, for the ratable benefit of the Lenders, in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Agent under this Section 2.11 or under Section 2.10 may be applied to the Obligation of Reimbursement, or the Advances, including interest thereon and any fees, commissions, costs and expenses required to be paid hereunder and under the Security Documents, in such order and in such amounts as the Agent, in its discretion, may from time to time determine.

     Section 2.12 Payment. All payments of principal of and interest on the Advances, the Obligation of Reimbursement, the commissions and fees hereunder and amounts required to be paid to the Agent for deposit in the Special Account shall be made to the Agent in United States dollars constituting immediately available funds. The Borrowers hereby authorize the Agent, in its discretion at any time or from time to time and without request by the Borrowers, to make an Advance to the extent necessary to pay any such amounts and any fees, costs or expenses hereunder or under the Security Documents.
     Section 2.13 Payment on Non-Banking Days. Subject to clause (i) of the definition of Interest Period, whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.
     Section 2.14 Use of Proceeds. The proceeds of Advances and each Letter of Credit caused to be issued shall be used by the Borrowers for repayment of Borrowers’ prior revolving line of credit and for Capital Expenditures, stock acquisitions, permitted acquisitions and other general corporate needs.
     Section 2.15 Liability Records. The Agent may maintain from time to time, at its discretion, liability records as to any and all Advances made or repaid, interest accrued or paid under this Agreement, outstanding Letters of Credit and fees thereon and the Borrowers’ Obligation of Reimbursement. All entries made on any such record shall be presumed correct until the Borrowers establish the contrary. On demand by the Agent, the Borrowers will admit and certify in writing the exact principal balance that the Borrowers then assert to be outstanding to the Lender for Advances under this Agreement and the amount of any Letters of Credit outstanding. Any billing statement or accounting rendered by the Agent shall be presumed correct, until Borrowers establish the contrary.
     Section 2.16 Fees.
     (a) The Borrowers agree to pay the Agent, for the ratable benefit of the Lenders, a fee at the rate of the Unused Line Fee applicable at such time in accordance with the definition of Applicable Percentage on the average daily unused amount of the Revolving Loan Commitment from the date hereof to and including the date on which such facility is terminated, due and payable quarterly in arrears on the first day of each quarter, commencing April 1, 2006, provided that any such fee remaining unpaid upon termination of the total credit facility or acceleration of the Notes by the Lenders pursuant to Section 8.2 hereof shall be due and payable on the date of such termination or acceleration. Such fee shall be calculated on the basis of actual days elapsed in a 360-day year.
     (b) The Borrowers agree to pay the Agent, for the ratable benefit of the Lenders, a commission with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the rate of two percent (2%) per annum of the available amount of such Letter of Credit (as it may be changed from time to time) from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit is terminated, payable monthly in arrears, and prorated for any part of a full calendar month in which such Letter of Credit remains outstanding. The foregoing commission shall be in addition to any and all customary fees, commissions and charges of any Issuer of a Letter of Credit with respect to or in connection with such Letter of Credit.
     2.17 Joint and Several Liability of Borrowers; Rights of Contribution among Borrowers.
     (a) Each Borrower states and acknowledges that: (1) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity; (2) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (3) it is both a condition precedent to the obligations of the Lenders hereunder and a desire of each Borrower that each Borrower execute and deliver to the Lenders this Agreement; and (4) each Borrower has requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.
     (b) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to the Lender for the full and prompt payment and performance of the Obligations and agreements of each Borrower under this Agreement and each other document related hereto that may specify that a particular Borrower is responsible for a given payment or performance; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Agent and Lenders, on demand, for and against any loss incurred by Agent or Lenders as a result of any Borrower being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to the subject Borrower or any Person, the amount of such loss being the amount which the Lender would otherwise have been entitled to recover from the Borrower.
     (c) It is the intent of each Borrower that the indebtedness, obligations and liabilities hereunder of no one of them be subject to challenge on any basis related to any federal or state law dealing with fraudulent conveyances or any other law related to transfers for less than fair or reasonably equivalent value. Accordingly, as of the date hereof, the liability of each Borrower under this Section 2.17 together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing indebtedness as the same become absolute and matured. (“Dated Liabilities”) is and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”). To this end, each Borrower under this Section 2.17 (i) grants to and recognizes in each other Borrower ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate rights of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, and (ii) acknowledges receipt of and recognizes its rights to subrogation and contribution ratably from the other Borrower in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 2.17. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that each Borrower will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 2.17 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof by reason of an arbitrary interpretation of its joint and several obligations hereunder).
     2.18 Waiver of Suretyship and Other Defenses. To the extent a Borrower is deemed to be a surety, secondary obligor, endorser or accommodation party with respect to Obligations incurred under this Agreement, each Borrower waives, to the full extent permitted by applicable law, all suretyship defenses and all defenses and rights of an endorser or accommodation party provided in Section 400.3-605 of the UCC and all other defenses allowed by law provided to Persons holding such status.
     (C) Section 3.1, entitled “Grant of Security Interest,” is hereby amended by changing the reference in the second line thereof from “the Lender” to “the Agent, for the ratable benefit of the Lenders” and by making the same change wherever the term “Lender” appears in ARTICLE III, unless the context clearly otherwise requires.
     (D) The references in ARTICLE IV to the “Obligation of the Lender” to make an Advance is hereby amended to read “the Obligation of the Lenders.”
     (E) The first line of ARTICLE V, entitled “Representations and Warranties” is hereby amended to read as follows:
     “The Borrowers jointly and severally represent and warrant to the Agent and to the Lenders as follows:”
Further, all references in ARTICLE V to the requirements of the Borrowers to deliver financial statements or other information or notices to the Lender are hereby amended to require such deliveries and notices be sent or given to the Agent. Agent shall promptly deliver copies of all such information to Lenders.
     (F) The introductory clause of ARTICLE VI, entitled “Affirmative and Financial Covenants of the Borrowers,” is hereby amended to read as follows in its entirety:
     “So long as the Notes shall remain unpaid or the Revolving Credit Facility or any Letter of Credit shall be outstanding, the Borrowers will comply with the following requirements, unless the Agent shall otherwise in consent in writing.”

     Further, all references in ARTICLE VI to delivery of reports, information and notices shall be deemed to require delivery thereof to Agent and references the rights of Lender to make inspections and examinations under ARTICLE VI shall mean the rights of Agent and Lenders to do so. Further, all policies of insurance required under Section 6.6 shall name the Lenders as lender loss payees and additional insureds, as the case may be.
     (G) The initial clause of ARTICLE VII entitled “Negative Covenants,” is hereby amended to read as follows in its entirety:
     “So long as the Notes shall remain unpaid or the Revolving Credit Facility shall be outstanding or any Letter of Credit shall be outstanding, the Borrowers agree that, without the prior written consent of Agent:”
     (H) All references in Article VIII entitled “Events of Default, Rights and Remedies,” to the “Lender” are hereby amended to read the “Agent.”
     (I) Section 9.2, entitled “Amendments, Etc.,” is hereby amended to read as follows in its entirety:
          “Section 9.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom or any release of a security interest in any assets of Borrower shall be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, the following amendments shall not be effective unless signed by Agent and all Lenders: (a) any increase in any Lender’s Revolving Loan Commitment or Pro-rata Share; (b) any extension of the Termination Date; (c) any postponement of the payment of principal, interest, fees or other amounts due under or pursuant to this Agreement; (d) any change in the method of computing the interest rate, including the Applicable Percentage, under the Revolving Credit Facility; (e) any change in fees (other than fees referred to in Section 2.4(e) hereof regarding Letters of Credit) required to be paid under this Agreement; (f) any change in this Section 9.2; (g) any release of Collateral with fair market value of $250,000 or more; or (h) any change in the Borrowing Base. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.”
     (J) A new ARTICLE X entitled “Agent,” is hereby added to read as follows in its entirety:
ARTICLE X
AGENT
     Section 10.1 Appointment. Each Lender hereby irrevocably designates and appoints Regions, as the contractual representative of each Lender under this Agreement and the other Loan Documents (in such capacity, the “Agent”). Each Lender irrevocably authorizes Regions, as Agent for each Lender, to take any and all actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise any and all powers and perform any and all duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents together with any and all other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent will not have any duties or responsibilities except those expressly set forth in this Agreement or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities may be read into this Agreement or any other Loan Document or otherwise exist against Agent. Each Lender authorizes and directs Agent, on behalf of the Lenders, to enter into and amend each of the Loan Documents in accordance with Section 9.2 hereof.
     Section 10.2 Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, contractors, or attorneys-in-fact and will be entitled to advice of counsel concerning all matters pertaining to those duties. Agent will not be responsible for the negligence or misconduct of any agents, contractors, or attorneys-in-fact selected by it in good faith.
     Section 10.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates may be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent of any direct damages suffered from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or Agent (a) for any recitals, statements, representations or warranties made by Borrowers or any officer or employee or agent of Borrowers contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document or electronic transmission referred to, or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, (b) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, (c) the value of the Collateral, the perfection or priority of any interest of Agent or the Lenders in the Collateral purported to be created or perfected by the Loan Documents, or with respect to rights and interests pertaining to the Loan Documents, (d) for any failure of Borrower to perform its obligations under this Agreement or any other Loan Document, (e) for any loss or depreciation of, lack of insurance on, or failure to realize on, any Collateral or for the failure or delay in collecting or receiving payment of any sums from Borrower, or for any mistake, omission, or error of judgment in passing upon or accepting any Collateral, or in the making of any examination, or for granting extensions or indulgences to Borrowers permitted to be made hereunder, (f) for any apportionment or distributions of payments made by it hereunder, absent gross negligence or willful misconduct or, (g) with respect to the income or withholding tax status with respect to any interest on, or fees in respect of, the Loans. Agent will not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower.

     Section 10.4 Reliance by Agent. Agent will be entitled to rely, and will be fully protected in relying, on any agreement, instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex, teletype, or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and on advice and statements of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by Agent. Agent may deem and treat each Lender as the owner of its Revolving Loans for all purposes unless an assignment thereof has been made in accordance with the terms of this Agreement. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but Agent shall, subject to the terms of this Agreement, be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the unanimous instructions of the Lenders, whenever such instruction shall be requested by Agent or required hereunder, and such instructions shall be binding upon all Lenders and all future holders of the Obligations under the Revolving Credit Facility; provided, that Agent will be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent has first received such advice or concurrence of the Lenders as Agent deems appropriate or Agent has been first indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     Section 10.5 Notice of Default. Agent will be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received notice from a Lender or Borrowers referring to this Agreement, describing the Default or Event of Default and stating that the notice is a “notice of default.” If Agent receives such a notice, Agent will give notice thereof to the Lenders. Subject to the terms of this Agreement, Agent will take such action reasonably promptly with respect to such Default or Event of Default as is reasonably directed by the Lenders; however, unless and until Agent has received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it believes advisable in the best interests of the Lenders. Notwithstanding anything to the contrary in this Article X, at no time will Agent be required under any circumstance to take any action that, in its sole and absolute judgment, (i) is contrary to the terms of the Loan Documents or applicable law, or (ii) would expose Agent to liability.
     Section 10.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to any Lender and that no act by Agent in the future taken, including any review of the affairs of Borrowers, will be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that the Lender has, independently and without reliance on Agent or any other Lender, and based on such documents and information as the Lender has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of

Borrowers and made its own decision to make its extensions of credit under this Agreement and enter into this Agreement. Each Lender also represents that it will, independently and without reliance on Agent or any other Lender, and based on such documents and information as each Lender deems appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers.
     Section 10.7 Indemnification. The Lenders will indemnify Agent in its capacity as such (to the extent not reimbursed by Borrowers and without limiting the obligation of Borrowers to do so), ratably according to their Pro-rata Share in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date on which the Revolving Loan Commitment has terminated and the Loans shall have been paid in full, ratably in accordance with their Pro-rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to in this Agreement or in any of the other Loan Documents or the transactions contemplated by this Agreement or by any of the other Loan Documents or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that a Lender will not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct so long as the Lender had no part in such action or omission by Agent and did not receive any benefit from such action or omission by Agent. The agreements in this Section 10.7 will survive the payment of the Obligations.
     Section 10.8 Agent in Its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrowers and their Affiliates as though Agent were not an agent under this Agreement and under the other Loan Documents. With respect to its Loans made or renewed by it, Agent will have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” will include Agent in its individual capacity.
     Section 10.9 Resignation of Agent. Agent may resign as Agent on 30 days advance notice to the Lenders. If Agent resigns as Agent under this Agreement and the other Loan Documents, then the Lenders will, within 30 days after notice of Agent’s resignation, appoint from among the Lenders a successor agent for the Lenders, which, unless an Event of Default has occurred and is continuing, successor agent must be approved by Borrowers (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon (i) such successor agent will succeed to the rights, powers and duties of Agent, (ii) the term “Agent” will mean such successor agent effective on such appointment and approval, and (iii) the former Agent’s rights, powers and duties as

Agent will be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Obligations under the Revolving Credit Facility; however, if a successor agent has not so been appointed within that 30 day period, the retiring Agent will have the right to appoint a successor agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000 who will serve as “Agent” until the time, if ever, as the Required Lenders appoint a successor Agent as provided in this Section 10.9. After any retiring Agent’s resignation as Agent, (a) the provisions of this Article X will inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents and (b) the retiring Agent will be relieved of all further duties and obligations as Agent.
     Section 10.10 Collateral Matters.
     (a) Perfection/Enforcement Actions. Agent will hold the Collateral under the Security Documents as agent for the ratable benefit of Lenders, subject to the terms of this Agreement and the Security Documents. Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral which may be necessary or desirable to perfect and maintain perfected the security interest in the Collateral granted pursuant to the Loan Documents. Payment and performance of the Obligations under this Agreement and the other Loan Documents may be enforced only by the action of Agent, and no Lender will have any right individually to seek to enforce or to enforce payment or performance of the Obligations or any of those agreements, it being understood and agreed that such rights and remedies may be exercised only by Agent, for the benefit of Agent and the Lenders, upon the terms of those agreements and this Agreement.
     (b) Release of Collateral. The Lenders hereby authorize Agent, at its option and in its discretion, to release any security interest granted to or held by Agent on any Collateral (i) on termination of payment and satisfaction of all of the Obligations under the Revolving Credit Facility (and all Letters of Credit have been cancelled and returned to Agent) at any time arising under or in respect of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property in which Borrowers did not own an interest at the time the security interest was granted to Agent, (iii) to the extent required to effect any sale or other disposition of any Collateral in connection with any exercise of remedies of Agent and Lenders pursuant to the Loan Documents, (iv) owned by or leased to Borrowers which is subject to a purchase money security interest or which is the subject of a capital lease, (v) constituting property leased to Borrowers under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrowers to be, renewed or extended, or (vi) other than on all or a substantial part of the Collateral, if (a) approved, authorized or ratified in writing by the Lenders and (b) after giving effect thereto a deficiency does not exist (but this clause (iii) shall not be deemed to require such approval to the extent such release is expressly authorized under this Agreement). On request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent is authorized to deduct all of the expenses incurred by Agent from the proceeds of any such sale, transfer or foreclosure.
     (c) Automatic Release of Collateral. The Lenders hereby agree that the security interest of Agent in any property sold or disposed of with the consent of the Lenders will, if no Event of Default then exists, be automatically released.
     (d) Execution of Release Documents. To the extent, pursuant to the provisions of Subsections 10.10(b) and 10.10(c), Agent’s execution of a release is required to release the security interest granted to Agent and the Lenders on any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Lenders, and on at least five (5) Banking Days prior written request by Borrowers, Agent will (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the security interests granted to Agent for the benefit of the Lenders in the Loan Documents on the Collateral that was sold or transferred; provided that (i) Agent will not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such security interests without recourse or warranty and (ii) such release will not in any manner discharge, affect or impair the Obligations or any security interests on (or obligations of Borrowers in respect of) all interests retained by Borrowers, including the proceeds of the sale, all of which will continue to constitute part of the Collateral.
     (e) Agency for Perfection by Possession. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Agent’s security interests in property which, in accordance with the UCC or other applicable law, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any Collateral or security for the Obligations, that Lender will notify Agent and, promptly on Agent’s request, that Lender will deliver the Collateral to Agent or in accordance with Agent’s instructions.
     (f) Agent Expenditures.
     (i) Subject to the limitations set forth in this Section 10.10(f), Agent is hereby authorized by Borrowers and the Lenders, from time to time in Agent’s discretion, (a) during the existence of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 4.2 have not been satisfied, to make Advances under the Revolving Credit Facility to Borrowers on behalf of the Lenders which Agent, in its judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to collect any of the Obligations, (3) to sell, liquidate, dispose of, or otherwise realize on, any of the Collateral, (4) to preserve, interpret, enforce, or defend any rights or remedies of Agent, the Lenders, or any of them, conferred by the Loan Documents, (5) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (6) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 9.6 (any of the advances described in this Section 10.10(f) being hereinafter referred to as “Agent Advances”); provided that any Lender other than Agent may at any time revoke Agent’s authorization contained in this Section 10.10(f) to make the Agent Advances, any such revocation to be in writing and to become effective prospectively upon Agent’s receipt thereof. Agent shall promptly notify each Lender in writing of each such Agent Advance. Each Agent Advance will be evidenced solely by entries upon Agent’s books and records.
     (ii) Each Agent Advance shall be secured by the Collateral and shall constitute a Loan and an Obligation. No part of any Agent Advance may, on the repayment thereof, be redrawn or reborrowed by Borrowers.
     (iii) By the making of an Agent Advance and without any further action on the part of Agent or the Lenders, Agent hereby grants to each Lender, and each Lender hereby acquires from Agent, a participation in such Agent Advance equal to such Lender’s Pro-rata share. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Agent, such Lender’s Pro-rata Share of each Agent Advance, or of any payment on an Agent Advance required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Agent Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Article IV to be satisfied, or any reduction or termination of the Revolving Loan Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Following receipt by Agent of any payment by Borrowers in respect of any Agent Advance, Agent shall apply such payments to such Agent Advance and, to the extent that the Lenders have made payments pursuant to this Section 10.10(f) to Agent, then to Agent and such Lenders, as their interest may appear. The purchase of participations in any Agent Advance pursuant to this paragraph Section 10.10(f) shall not relieve Borrowers of any default in the payment thereof.
     Section 10.11 No Third Party Beneficiary. The provisions of this Article X are solely for the benefit of Agent and the Lenders, and Borrowers will not have any rights as a third party beneficiary of any of the provisions of this Article X. In performing its functions and duties as Agent under this Agreement and the other Loan Documents, Agent acts solely as the contractual representative of the Lenders and does not assume and will not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, Borrowers or any Affiliate.
     Section 10.12 No Reliance on Agent’s Customer Identification Program Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates,

participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrowers, their Affiliates or their agents, this Agreement or the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.
     Section 10.13 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United States or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign Lender) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations at such times as are required under the USA Patriot Act.
     Section 10.14. Collections and Distributions to Lenders by Agent. Except as otherwise provided in this Agreement, all payments of interest, fees, principal and other amounts received by Agent for the account of Lenders shall be distributed by Agent to Lenders in accordance with their pro rata shares of the outstanding Loan Obligations at the time of such distribution on the same Banking Day when received, unless received after 12:00 noon Central Time in which case they shall be so distributed by 12:00 noon Central Time on the next Business Day. All amounts received by any Lender on account of the Obligations under the Revolving Credit Facility, shall be paid over promptly to Agent for distribution to Lenders as provided above in this Section. Such distributions shall be made according to instructions that each Lender may give to Agent from time to time.
     Section 10.15 Distribution of Proceeds from Liquidation of Inventory and Accounts. Anything to the contrary in this Agreement notwithstanding, the following provisions shall, as between Regions and Wachovia, as Lenders, apply to the disposition of the proceeds of Collateral upon exercise of rights and remedies of Agent under this Agreement:
     (a) The proceeds from liquidation of Inventory and Accounts shall be distributed to Lenders according to their respective Pro-rata Shares until the Obligations to each Lender under the Revolving Loan Commitment, including the Obligations of Reimbursement and the Agent Advances, are satisfied in full;
     (b) All proceeds, if any, remaining after application of proceeds of liquidation of Inventory and Accounts and all proceeds from liquidation of

Equipment will be distributed solely to Regions until all Obligations (including all Obligations other than under this Agreement) of Borrowers to Regions are satisfied in full;
     (c) To the extent there is a surplus after application of proceeds from liquidation of Collateral and distributions pursuant to Subsection (b) hereof, such surplus and all proceeds from liquidation of all other Collateral (i.e., all Collateral other than Inventory, Accounts and Equipment) will be distributed to the Lenders according to their respective “Post-Liquidation Pro-Rata Shares” (defined as the fraction whose numerator is the amount of all then-outstanding Obligations of Borrowers to Regions or Wachovia, as the case may be, and whose denominator is the aggregate amount of all then-outstanding Obligations of Borrowers to Regions and Wachovia) until all remaining Obligations to Regions and Wachovia are satisfied in full; and
     (d) any surplus then remaining will be distributed as required by law.
(K) Agent and all Lenders shall have the benefit of all rights of “Lender” under Article IX, entitled “Miscellaneous,” including without limitation, reimbursement of costs and expenses under Section 9.6 and rights to indemnity Section 9.7. All notices to Agent or Regions as a Lender shall be sent to the address set forth in Section 9.3 for Regions. The address for notices to Wachovia under Section 9.3 is:
Wachovia Bank, National Association
PA 5418
2240 Butler Pike
Plymouth Meeting, Pennsylvania 19462
Telecopies: (610) 397-2556
Attention: Linda M. Douglas, Senior Vice President
[END OF CREDIT AGREEMENT AMENDMENTS]
     3. Representations and Warranties. The Borrowers jointly and severally hereby represent and warrant to the Lenders and to the Agent as follows:
     (a) This First Amendment and the Revolving Notes have been duly and validly executed by authorized officers of the Borrowers and constitute the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with their terms. The Existing Credit Agreement, as amended by this First Amendment, remains in full force and effect and remains the valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms. The Borrowers hereby ratify and confirm the Existing Credit Agreement, as amended by this First Amendment.

     (b) No Default or Event of Default has occurred or now exists under the Existing Credit Agreement and no Default or Event of Default will occur as a result of the effectiveness of this First Amendment.
     (c) The representations and warranties of the Borrower contained in the Existing Credit Agreement, as modified by the Disclosure Schedule Amendment attached hereto as Exhibit C (the “Disclosure Schedule Amendment”), are true and correct in all material respects on and as of the date of this Amendment.
     4. Conditions to Effectiveness of First Amendment. The effectiveness of this First Amendment and the agreements set forth herein are subject to fulfillment, as determined in the sole judgment of Agent, of the following conditions:
     (a) Borrowers shall have executed and delivered to Agent this First Amendment, the Revolving Notes and the Disclosure Schedule Amendment and Agent shall have determined that the Disclosure Schedule Amendment is acceptable to Agent in its good faith determination;
     (b) Borrowers shall have executed and delivered to Agent the Notes;
     (c) Borrowers shall have delivered to Agent a Certificate of the Secretary or an Assistant Secretary of each Borrower certifying appropriate corporate actions authorizing the execution and delivery of this First Amendment and the Revolving Notes and covering such other matters as Agent may reasonably request;
     (d) Borrowers shall cause certificates or other evidence of insurance to be delivered to Agent to confirm that insurance required under the Existing Credit Agreement includes Wachovia as an additional insured or lender loss payee, as the context requires;
     (e) Agent shall have determined that no Default or Event of Default exists; and
     (f) Borrowers shall have delivered such other documents and shall have taken such other actions as Agent in its reasonable discretion may require.
     5. Release. In consideration of the agreement of Lenders and Agent to modify the terms of the Credit Agreement as set forth in this First Amendment, Borrowers hereby release, discharge and acquit forever Lenders and Agent and any of their respective officers, directors, servants, agents, employees and attorneys, past and present, from any and all claims, demands and causes of action, of whatever nature, whether in contract or tort, accrued or to accrue, contingent or vested, known or unknown, arising out of or relating to the loans evidenced by the Existing Credit Agreement, as hereby amended, or Agent’s or Lenders’ administration of the same or any other actions taken pursuant to the Existing Credit Agreement or under any other documents or instruments evidencing loans made by Lenders to Borrowers or the administration of same; provided, however, that the foregoing release and the following indemnity relate only to actions or inactions of Agent or Lenders through the date hereof.
     6. Payment of Costs/Expenses. Without limiting the generality of provisions in the Existing Credit Agreement (as amended by this First Amendment) relating to payment of Agent’s or Lenders’ costs and expenses, the Borrower will pay all reasonable out-of-pocket expenses, costs and charges of Agent’s attorneys incurred in connection with the preparation and implementation of this First Amendment.
     7. Other Documents/Provisions to Remain in Force. Except as expressly amended hereby, the Existing Credit Agreement and all documents and instruments executed in connection therewith or contemplated thereby and all indebtedness incurred pursuant thereto shall remain in full force and effect and are in all respects hereby ratified and affirmed.
     8. Successors and Assigns. Subject to any restriction on assignment set forth in the Existing Credit Agreement, this First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     9. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall constitute one and the same Amendment.
     10. Incorporation by Reference. The Existing Credit Agreement and all exhibits thereto, and the exhibits to this First Amendment are incorporated herein by this reference, except to the extent replaced by Exhibits attached to this First Amendment.
     11. No Oral Loan Agreements. Pursuant to Mo. Rev. Stat. § 432.045 and § 432.047, the parties agree to the quoted language below (all references to “you” are references to Borrower and all references to “us” are references to Agent and Lenders):
ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER) AND US (AGENT AND LENDERS) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
[Remaining portion of page is intentionally blank. Signature page follows]

     IN WITNESS WHEREOF, Lenders, Agent and Borrowers have caused this First Amendment to be executed effective as of the date first written above.

BORROWERS:

SYNERGETICS, INC.

By:	/s/ Pamela G. Boone

Name: Pamela G. Boone
Title: Chief Financial Officer

and

SYNERGETICS, USA, INC.

By:	/s/ Pamela G. Boone

Name: Pamela G. Boone
Title: Chief Financial Officer

AGENT:

REGIONS BANK

By:	/s/ Anne D. Silvestri

Name: Anne D. Silvestri
Title: Senior Vice President

LENDERS:

REGIONS BANK

By:	/s/ Anne D. Silvestri

Name: Anne D. Silvestri
Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Linda M. Douglas

Name: Linda M. Douglas
Title: Senior Vice President

TABLES OF EXHIBITS TO FIRST AMENDMENT
Exhibit A            Revolving Note Payable to Regions
Exhibit B            Revolving Note Payable to Wachovia
Exhibit C            Disclosure Schedule Amendment

Exhibit A to First
Amendment to
Credit and Security
Agreement
REVOLVING NOTE
(Regions Bank)
$3,500,000
St. Louis, Missouri
September 26, 2006
     FOR VALUE RECEIVED, the undersigned, SYNERGETICS, INC., a Missouri corporation, and SYNERGETICS USA, INC., a Delaware corporation (individually, a “Borrower” and together, the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date to the order of Regions Bank (the “Lender”), at its main office in St. Louis, Missouri, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Five Hundred Thousand and 00/100 ($3,500,000) or, if less, the aggregate unpaid principal amount of all Advances and Swing Line Loans made by the Lender to the Borrowers under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated as of March 13, 2006, as amended by First Amendment of even date herewith (together, the “Credit Agreement”) by and among the Lender, Wachovia Bank, National Association, and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note evidences not only all Advances of Lender under the Revolving Credit Facility but also all Swing Line Loans made by Lender pursuant to Section 2.1A of the Credit Agreement.
     This Note, among other things, is secured pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
     The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

     This Note shall be governed by the internal substantive laws of the State of Missouri, without regard for its conflicts-of-law principles.
     This Note is a replacement for, but not a novation or refinancing of, the Revolving Note dated as of March 13, 2006 by Borrowers payable to the order of Regions Bank. This Note does not evidence or effect a release, or relinquishment of the priority, of the security interests in any Collateral (as defined in the Credit Agreement).
     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWERS) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REFERRED TO THEREIN, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENTS OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWERS:

SYNERGETICS, INC.

BY:

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

and

SYNERGETICS USA, INC.

BY:

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

Exhibit B to First
Amendment to
Credit and Security
Agreement
REVOLVING NOTE
(Wachovia Bank, National Association)

$2,000,000	St. Louis, Missouri
September 26, 2006
     FOR VALUE RECEIVED, the undersigned, SYNERGETICS, INC., a Missouri corporation, and SYNERGETICS USA, INC., a Delaware corporation (individually, a “Borrower” and together, the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date to the order of Wachovia Bank, National Association (the “Lender”), at the main office of Regions Bank in St. Louis, Missouri, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million and 00/100 ($2,000,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrowers under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated as of March 13, 2006, as amended by First Amendment of even date herewith (together, the “Credit Agreement”) by and among the Lender, Regions Bank and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement.
     This Note, among other things, is secured pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
     The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
     This Note shall be governed by the internal substantive laws of the State of Missouri, without regard for its conflicts-of-law principles.

     This Note is a replacement for, but not a novation or refinancing of the Revolving Note dated as of March 13, 2006 by Borrowers payable to the order of Regions Bank. This Note does not evidence or effect a release, or relinquishment of the priority, of the security interests in any Collateral (as defined in the Credit Agreement).
     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWERS) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REFERRED TO THEREIN, WHICH ARE THE COMPLETE AND EXCLUSIVE STATEMENTS OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWERS:

SYNERGETICS, INC.

BY:

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

and

SYNERGETICS USA, INC.

BY:

NAME: Pamela G. Boone
TITLE: Chief Financial Officer

Exhibit C to First
Amendment to
Credit and Security
Agreement
DISCLOSURE SCHEDULE AMENDMENT

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